SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2004

LANDRY’S RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22150	74-0405386
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1510 West Loop South,

Houston, Texas, 77027

(Address of principal executive offices)

(713) 850-1010

(Registrant’s telephone number, including area code)

ITEM 4. Changes in Registrant’s Certifying Accountant.

On April 30, 2004, Ernst & Young LLP (“E&Y”) was dismissed as independent public accountants for Landry’s Restaurants, Inc. (the “Company”), effective upon that date, and, on May 3, 2004, Grant Thornton LLP was appointed as the new independent public accountants for the Company to replace E&Y for the fiscal year ending December 31, 2004. The decision to dismiss E&Y and to appoint Grant Thornton LLP was recommended by the Audit Committee of the Company’s Board of Directors and was approved by the Company’s Board of Directors. The decision to dismiss E&Y was the result of the Company’s and E&Y’s conclusion to discontinue the client-auditor relationship.

E&Y’s reports on the Company’s financial statements for the past two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years and the period from January 1, 2004 through April 30, 2004, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused it to make reference to the subject matter of the disagreements in connection with its report; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided E&Y with a copy of this Item and requested that E&Y furnish the Company with a letter addressed to the Commission stating whether it agrees with the statements by the Company in this Item and, if not, stating the respects in which it does not agree. A letter from E&Y to such effect is attached hereto as Exhibit 16.1.

During the Company’s two most recent fiscal years and through the date of this Form 8-K, the Company did not consult Grant Thornton LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

ITEM 7 Financial Statements; Pro Forma Financial Information and Exhibits.

(c) Exhibits

Number	Exhibit

16.1	Letter of Ernst & Young LLP regarding change in certifying accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 7, 2004	LANDRY’S RESTAURANTS, INC.

	By:	/s/ Steven L. Scheinthal,

Steven L. Scheinthal, Executive Vice President-Administration and General Counsel

List of Exhibits

Number	Exhibit

16.1	Letter of Ernst & Young LLP regarding change in certifying accountant.